EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 25, 2013 with respect to the consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2012 of NewBridge Bancorp, which is incorporated by reference in this Pre-effective Amendment No. 1 to Registration Statement on Form S-4 (the “Registration Statement”). We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”

/S/ GRANT THORNTON LLP

Charlotte, North Carolina

February 3, 2014